As Filed with the Securities and Exchange Commission on February 21, 2000 File No. 333-95407


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                         Post-Effective Amendment No. 1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       (Including a Form S-8 Prospectus)

                                ----------------

                        E-Net FINANCIAL.COM CORPORATION
                        -------------------------------
             (Exact Name of Registrant as Specified in its Charter)

            Nevada                                               84-1273503
            ------                                               ----------
(State or Other Jurisdiction of                            (IRS Employer ID No.)
Incorporation or Organization)

        2102 BUSINESS CENTER DRIVE, SUITE 115E IRVINE, CALIFORNIA 92612
        ---------------------------------------------------------------
                    (Address of Principal Executive Offices)

                                ----------------
                        2000 Stock Compensation Program
                            (Full Title of the Plan)
                                ----------------

             MICHAEL ROTH, PRESIDENT E-NET FINANCIAL.COM CORPORATION 2102 BUSINESS CENTER DRIVE, SUITE 115E IRVINE, CALIFORNIA 92612
        ---------------------------------------------------------------
                    (Name and Address of Agent for Service)

                                 (949) 253-4633
                                 --------------
          (Telephone Number, Including Area Code,of Agent for Service)

================================================================================
                        CALCULATION OF REGISTRATION FEE

                                  Proposed         Proposed
Title of Securities  Amount       Maximum          Maximum          Amount of
to be                to be        Offering Price   Aggregate        Registration
Registered           Registered   Per Share        Offering Price   Fee
--------------------------------------------------------------------------------

Common Stock         1,000,000    $2.84 (1)        $2,840,000       $750.75
TOTAL                1,000,000       NA            $2,840,000       $750.75 (2)
================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended and based upon an average of the high and low prices reported on the Nasdaq Over the Counter Bulletin Board on January 18, 2000.

(2)  The registration fee of $750.75 has previously been paid.

 EXPLANATORY NOTE

E-Net Financial.Com Corporation ("E-Net") has previously filed a registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of stock, $.001 par value, to be issued to certain selling shareholders.

Under cover of this Post-Effective Amendment No. 1 to Form S-8 is a Reoffer Prospectus that E-Net has prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,000,000 shares of common stock acquired by the selling shareholders.

REOFFER PROSPECTUS

E-NET FINANCIAL.COM CORPORATION
2102 BUSINESS CENTER DRIVE, SUITE 115E
IRVINE, CALIFORNIA 92612
(949) 253-4633

1,000,000 SHARES OF COMMON STOCK

The shares of common stock, $.001 par value, of E-Net Financial.Com Corporation ("E-Net" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to the Company's 2000 Stock Compensation Program for employment or consulting services that the Selling Shareholders provided to E-Net.

The sales may occur in transactions on the Nasdaq over-the-counter market at prevailing market prices or in negotiated transactions. E-Net will not receive proceeds from any of the sale of the Shares. E-Net is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public through compliance with Rule 144. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

E-Net's common stock is currently traded on the Nasdaq Over-the-Counter Bulletin Board under the symbol "ENNT." The common stock is also listed on the Berlin Stock Exchange under the symbol "ENNT.DE."

-------------------------

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 11. Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future plans, objectives, expectations and intentions. In evaluating these statements, you should consider the various factors identified in "Risk Factors" section contained herein, which identify important considerations that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements speak only as of the date the statement is made, and the forward-looking information and statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------

February 21, 2000

                               TABLE OF CONTENTS


Where You Can Find More Information .......................................    4

Incorporated Documents ....................................................    4

The Company ...............................................................    5

Risk Factors ..............................................................   11

Use of Proceeds ...........................................................   16

Selling Shareholders ......................................................   16

Plan of Distribution ......................................................   17

Legal Matters .............................................................   17

Experts ...................................................................   17

You should only rely on the information incorporated by reference or prvoided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The Company is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at: (i) 450 Fifth Street, N.W., Washington, D. C. 20549; and (ii) Seven World Trade Center, 13th Floor, New York, N.Y. 10048. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

INCORPORATED DOCUMENTS

The SEC allows the Company to "incorporate by reference" information into this Reoffer Prospectus, which means that E-Net can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus. The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended April 30, 1999;

(b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 30, 1999 and October 31, 1999; and

(c) The Company's Reports on Form 8-K dated March 5, 1999 and January 27, 2000.

(d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to Investors Relations at E-Net's executive offices, located at 2102 Business Center Drive, Suite 115E, Irvine, California 92612. The Company's telephone number is (949) 253-4633. The Company's corporate Web site address is http://www.e-netfinancial.com.

THE COMPANY

General

     E-Net Financial Corporation, f/k/a E-Net Corporation and Suarro Communications, Inc. (the "Company") was incorporated on August 18, 1988, under the laws of the State of Nevada to engage in any lawful corporate undertaking. On July 11, 1994 we submitted our Form 10-SB to the Securities and Exchange Commission, which was declared effective on December 22, 1994, at which time we became a reporting company under Section 12(g) of the 1934 Securities and Exchange Act. On August 16, 1996 we changed our name to Suarro Communications, Inc., and on February 12, 1999 and May 12, 1999, respectively, we changed our name to E-Net Corporation and E-Net Financial Corporation. More recently, we changed our name to E-Net. Com Corporation on January 18, 2000, and most recently, effective February 2, 2000, we changed our name to E-Net Financial.Com Corporation. The name changes were made to more accurately reflect our evolving business strategies.

Recent Change in Business Strategy and Change in Control

Effective March 1, 1999 we acquired E-Net Mortgage Corporation, a Nevada Corporation, and City Pacific International, U.S.A., Inc., a Nevada corporation ("City Pacific"), in exchange for 2,500,000 restricted shares of our common stock (allocated two million shares for the mortgage company and 500,000 shares for City Pacific). Pursuant to the Share Exchange Agreement and Plan of Reorganization dated March 1, 1999, we issued these shares in exchange for all of the issued and outstanding shares of both entities. Since March 1, 1999 E-Net Mortgage Corporation and City Pacific have been operated as our wholly owned subsidiaries. E-Net Mortgage operates from our Company's offices at 2102 Business Center Dr., Suite 115E, Irvine, California and branch offices in Costa Mesa, San Jose and Las Vegas and City Pacific operates from the Company's offices located at 1061 East Flamingo Road, Suite 3, Las Vegas, Nevada. On or about February 1, 2000 we changed the name of City Pacific to VPNCOM.NET Corporation ("VPN").

Our prior Board of Directors resigned after the acquisitions of E-Net Mortgage Corporation and VPN were completed. The following persons were appointed to the Board of Directors and elected as officers: Michael P. Roth, President and Ted
A. Bohrer, Vice-President. Additionally, Jean Oliver was appointed as Secretary-Treasurer and Controller.

We intend to act as a technology driven financial resource to serve the needs of both the commercial and consumer markets in supplying fast and affordable mortgages and telecommunications via the Internet and through strategic alliances and partnering with established industry leaders. We will engage in the business of providing mortgage products and services on both the retail and wholesale levels, as well as providing telecommunications products and services for commercial and residential customers, directly or through joint ventures with strategic partners. With respect to its mortgage business, the approach to accomplishing our goals is to utilize innovative technological products to improve the mortgage-related processes. This will enable E-Net Mortgage Corporation to be more responsive to its customer base by rapidly providing top quality products and services. In our telecommunications subsidiary, we intend to act as a facilitator to other telecommunications companies to provide them with resources such as equipment and financing in strategic alliances with customers.

     Through E-Net Mortgage Corporation, which is licensed with the California Department of Real Estate, we will offer residential mortgages for both owner occupied properties as well as residential income properties. The services to be offered will include a paperless on-line system over the internet allowing an immediate direct relationship between the point of sale, customer, and the investor community.

     Through VPN we intend to provide products and interconnectivity to telecommunications companies by purchase of essential equipment and/or lease of communication lines or satellite pathways to enable the carriers to transport voice and date information. On the retail level, through joint ventures with other providers, this subsidiary will offer debit cards for corporate customers, calling card services, long distance services and international termination. This entity will also provide switch co-location and billing services.

Recent Activities of the Company

     Activities of the Parent Company

     On December 21, 1999 we acquired VPN.COM JV PARTNERS ("VPN Partners"), a company involved in vertically integrated communications systems. VPN is in the business of providing comprehensive broadband networks and connectivity. These networks facilitate customized telephone, video teleconferencing, internet access, and data transfer. VPN provides vertically integrated solutions to commercial businesses, multiple dwelling unit concerns, and the hospitality industry. All assets, including but not limited to, tangible ones such as computers, servers, and related telecommunications equipment, as well as non-tangible assets such as contracts, on-going business relationships, and "goodwill," are included in the acquisition. VPN has existing contracts with a number of businesses, including the Best Western Mikado Hotel in Los Angeles. This is part of an on-going program to provide service to additional Best Western locations.

We will pay $145,000 over a one year period, and 500,000 shares of EMB Corporation common stock (the "EMB Shares") for the acquisition of VPN Partners. The value of the EMB Shares was set at $0.27 per share, or $135,000 for 500,000 shares. The present value of the $145,000 cash payment, discounted at 6% is $136,300. The total, $271,300, represents approximately three (3) times the projected annual earnings of the acquisition and is estimated to be approximately half of the total investment necessary to operate VPN Partners over the projected period.

Fifty percent of VPN Partners was acquired from Digital Integrated Systems, Inc.
(DIS), a Nevada Corporation and fifty percent of VPN Partners was acquired from EMB Corporation, a Hawaii Corporation ("EMB"). DIS received $145,000 in return for its fifty percent interest in VPN Partners, payable in installments over a one year period. EMB received 500,000 EMB Shares in return for its fifty percent interest in VPN Partners. Paul Stevens is the President and Chief Executive Officer of VPN Partners. Mr. Stevens is also the sole owner of DIS. The Company acquired 500,000 EMB Shares (the common stock used to compensate EMB for its interest in VPN Partners) from Mr. Stevens. Mr. Stevens received, in return for this stock, 125,000 shares of our Common Stock.

Many of the assets acquired are computer hardware and software, and telecommunications equipment. These are used by VPN Partners in their business of supplying vertically integrated communications to their customers. It is our intention to continue and expand this business. The equipment will be used for the same purposes. E-Net does not intend to make any material changes in the operations of VPN Partners.

On January 12, 2000, we entered into an agreement with EMB, whereby we will acquire certain assets of EMB. The assets being sold to us constitute the financial services subsidiaries of EMB. The agreement contemplates that we will acquire all of the outstanding stock, currently held by EMB, of American Residential Funding, Inc., Residential Mortgage Corporation and Bravo Real Estate, Inc. In addition, EMB will transfer to us all of the rights of EMB to acquire Titus Asset Management ("Titus"), under an existing Letter of Intent between EMB and Titus. In exchange, EMB will receive 7,500,000 shares of our Common Stock and cash in the amount of $4,000,000.

The consummation of the transaction is subject to standard closing conditions and (a) our filing of a Registration Statement with the Securities and Exchange Commission, (b) the effectiveness of the Registration Statement and (c) our receipt of minimum net proceeds of $20,000,000 from the sale to the public of the common stock which we register under the Registration Statement. Our purchase of these assets from EMB is still in the process of final negotiation. There are no assurances that the purchase will be consummated and no third party should rely upon finalization of this sale in making other business decisions.

On January 31, 2000 we completed an exchange of stock and other securities to acquire Titus Real Estate Corporation ("Titus"), the management company for Titus Capital Corporation, a California REIT. We issued 300,000 shares of Common Stock and 100,000 shares of convertible preferred stock (convertible at a future date into 1,000,000 shares of Common Stock to acquire Titus. At the present time, Titus Capital is an equity REIT. We plan to convert it into a hybrid REIT as soon as possible. Our objective is for Titus Capital to not only have equity holdings, but to also provide mortgage warehouse facilities for our mortgage subsidiaries and other mortgage originators as well. It is anticipated that Titus will provide residential mortgage funds and commercial funding for senior healthcare facilities.

On February 3, 2000 we entered into a letter of intent to acquire Loan Net, a Kentucky Corporation. Terms of the acquisition were established as $2,000,000 of our Common Stock. Loan Net is a new mortgage company that has three offices in Kentucky, and Indiana and is in the process of becoming licensed in Tennessee." The transaction closed on February 4, 2000. Loan Net expects to fund approximately $5,000,000 in new loans in February, 2000 and has in excess of $10,000,000 in loan applications currently being processed.

On February 11, 2000 we signed a letter of intent to acquire First Guaranty Financial Corporation, a mortgage wholesale banking institution. Terms of the acquisition were established as 100,000 shares of our convertible preferred stock which is convertible at a future date into 1,000,000 shares of our Common Stock. It is anticipated that the First Guaranty Financial acquisition will provide a mortgage banking capability to fund the loans we originate through our loan origination subsidiaries. In 1999, First Guaranty funded over $500,000,000 in loans in its primary markets, California, Texas and Florida, with an emphasis on government production. First Guaranty has made product balance and administrative streamlining a major goal for calendar year 2000. All corporate functions have been moved to its Costa Mesa, California headquarters. Its lending activities in 2000 will focus on structured "A" and "Alt-A" paper and super jumbo loans up to $4.0 Million. Additionally, First Guaranty will continue to emphasize conventional loan products in targeted new housing markets to balance our consistent government correspondent lending production. First Guaranty is an approved desktop underwriter with Fannie Mae, a FHA Direct Endorsement and Insurer, and a VA Automatic LAP. It also has 15 major investor conduits for funding, and at the present time it has a $45 million dollar warehouse line of credit.

     Activities of E-Net Mortgage Corporation

     This subsidiary has opened branch offices in San Jose, Las Vegas and Costa Mesa in May, June and August 1999, respectively. The offices are part of a planned series of efficient, high technology facilities based on a dynamically improved business model in the real estate financing industry. The model implements the use of modern website and network technologies and procedures to speed up the loan process, reduce costs and increase client satisfaction. Six additional satellite office facilities are planned during the remainder of this year. Each satellite office will be strategically located near its client base in order to maintain that personal service touch so vital in a people-oriented industry.

     This subsidiary will work with our recently acquired American Residential Funding subsidiary to originate new mortgage loans. We have retained ProVantEdge Technologies, Inc., to design new websites to generate on-line mortgage originations. The sites are designed to target niche products, not currently being marketed heavily in the on-line arena. The first wave of sites will target exclusively FHA and VA loans. The next wave will focus on zero down home loans and sub prime lenders. The first three sites are currently in beta testing and will be on-line shortly. The websites will accept loan applications over the Internet without any interaction with a loan representative. At the same time the site will provide for human interaction, should the borrower desire.

     Activities of VPNCOM.NET Corporation (formerly City Pacific International, U.S.A., Inc.)

On February 25, 1999 this subsidiary executed a joint venture contract with Omnetrix International Inc., a Los Angeles-based communications company. One of the first projects to be launched is the "500 Minute Prepaid Calling Card." This card will provide for fifteen cents per minute calls within the continental United States and additionally an international service at unusually competitive rates. Marketing strategies are aimed at corporations, businesses as well as public consumers, attracted through the Internet ads, the Omnetrix web site, print media, and direct mail.

Business Strategy of E-Net Mortgage Corporation

     Business Concept

     E-Net Mortgage's core strategy is a new management model for the mortgage industry. A team of two specialists will staff each office. The first is the Loan Officer. The Loan Officer is the licensee and is ultimately responsible for the loan process. The second team member is the marketer. It is the responsibility of this individual to get the deals. Other functions will be handled by outside consultants.

It is projected that the team will close an average of one loan per day. Each loan will be originated, processed and closed within ten business days. Achieving this rate will reduce production costs to approximately 50% of the industry standard. This efficiency will be achieved through the specialization just described. Each office will be semi-autonomous. But, it will be electronically linked to corporate management on a virtual private network.

Local offices will be organized in "Stars." Each office will be a satellite of a Star. Each Star will be a cluster of five satellites. Stars will be placed strategically, nationwide, in areas of high property value. This will assure a high average loan amount. Continuing the metaphor, E-Net will be a nationwide galaxy of semi-autonomous but uniformly run mortgage offices.

E-Net will establish its first satellite office in the heart of the Silicon Valley at the San Jose International Jet Center. The Silicon Valley was selected as the first unit because of the favorable demographics and because of the availability of qualified personnel. The San Jose International Jet Center compliments the image presented by E-Net's new business model. About the time that the fourth and fifth satellites are coming on line in the Silicon Valley Star, E-Net will begin deploying additional Stars in Orange County, Los Angeles, Las Vegas, Austin, San Diego, Honolulu and similar locations. As of the date of this report, offices have been set up and are being staffed in Orange County and Las Vegas in addition to the San Jose facility.

     Products and Services

As a retail mortgage broker, E-Net Mortgage has developed relationships with many of the key mortgage lenders in the State of California. This subsidiary is in the process of putting similar relationships in place nationwide. With these relationships in place we believe that we will be able to offer a wide range of mortgage loan products and services.

E-Net Mortgage is active as a mortgage broker, using the trade name "E-Net Mortgage". E-Net Mortgage originates its own loans on a retail basis and provides lending services to its satellite offices. E-Net Mortgage assists its brokers by reviewing their activities and business development plans on a continuing basis. E-Net Mortgage management regularly meets with its loan officers and staff to train, develop rapport, explain objectives, and describe methods of operation. In addition, after set up, E-Net Mortgage provides loan origination, processing support, and underwriting assistance to ensure efficient and timely closings.

In addition to initial training, continuous retraining and activity monitoring, E-Net Mortgage will provide each broker with a Policies and Procedures Manual. This outlines and explains E-Net's method of operation and quality control guidelines. These policies and procedures, when followed, should significantly reduce the incidence of problems that cause delay in loan processing. E-Net Mortgage expects to finalize the Policies and Procedures Manual in the near future. E-Net Mortgage provides its brokers with current mortgage product descriptions and guidelines, continuously updating the rates for all of its products on its virtual private network.

Target Markets

E-Net Mortgage is mainly in the residential mortgage business, providing residential mortgages at the retail level. At the present time, the retail business is providing 100% of current revenue. The wholesale business is under development. E-Net Mortgage's current target market is direct consumers. Currently, E-Net Mortgage is hiring and training personnel who will service this customer base. This direct relationship enables E-Net Mortgage to establish point-of-sale opportunities to originate and process mortgage loans.

E-Net Mortgage plans to expand its market base by including a commercial element. Potentially, it plans to target: developers and builders, housing manufacturers, lawyers and accountants, insurance companies, the securities industry, and credit counseling agencies.

Business Strategy of VPNCOM.NET Corporation

     Business Concept

VPNCOM.NET Corporation ("VPN"), is a telecommunications company. This subsidiary takes advantage of rapid changes in the industry to offer innovative, cost effective, quality products and services more quickly than can larger, more traditional companies. VPN's business focuses on providing its customers products and telecommunication services that are innovative, timely, and cost effective. VPN constantly reassesses its marketing campaigns, sales tools, and product packages. It works continuously to identify reliable marketing and distribution channels.

     Target Markets

Latin America is of special interest. VPN has identified an opportunity to create a unique competitive advantage over major telecommunication service providers by providing wholesale telecommunication services to carriers. AT&T, for example, does not have its own network to Mexico. AT&T purchases this traffic directly from TelMex. The focus of this project is to take advantage of the wholesale market for terminating long distance telecommunications traffic into Mexico from the United States.

VPN will phase in a number of switch sites in Mexico, including Mexico City, Monterey, Nueva Laredo, Ciudad Juarez, and Guadalajara. The Mexican government prohibits voice transmission into Mexico. However, voice over data transmission is allowed. This project will achieve this edge by dividing voice bit streams and compressing them into data packets. These compressed voice packets are transmitted over data lines, providing toll-quality sound and network reliability.

Products and Services

     In the telecommunications industry, equipment and products not only change rapidly but constantly. In today's global marketplace, a broadly based telecommunications organization must offer a wide range of products and services
- debit cards, internet access, local and long distance services, voice response units, information services, and many other products and services. Telecommunications is experiencing explosive growth as well as rapid technological change.

Our Prior Business History

Prior to the acquisitions of E-Net Mortgage Corporation and VPN we were inactive. We operated as a shell company without revenues, while we sought an appropriate merger with a private company.

     In August, 1996, we acquired all of the issued and outstanding common stock of Suarro Communications, Inc., a Texas corporation ("Suarro"), wherein we undertook a forward split of our issued and outstanding common stock such that twenty (20) shares of common stock were issued in exchange for each share of common stock previously issued and outstanding. Thereafter, we acquired all of the issued and outstanding securities of Suarro in exchange for our issuance of 5,200,000 shares of "restricted" common stock to Suarro shareholders. The consideration given and received was determined by arms-length negotiations between the our managemetn and principals of Suarro. As part of the terms of the aforesaid transaction, we also changed our name to "Suarro Communications, Inc."

     Various disputes arose subsequent to the closing of the Suarro transaction referenced above. Applicable thereto, an action was filed in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, entitled Lee R. Goldberg v. Suarro Communications, Inc. et al., Cause No. CV-97-05053, relevant to certain claims held by our shareholders relating to representations made by the shareholders of Suarro in the reorganization between the companies. A stipulation, Mutual Release and Indemnity Agreement was reached in relation to such action, with the results of such settlement being that the Suarro transaction described above was rescinded effective September 9, 1997, with all of the 5,200,000 shares issued in favor of the Suarro shareholders being returned to us.

     Certain additional matters were undertaken by the Company at the time of the Suarro transaction described above, including the shareholders undertaking adoption of an amendment to the Company's Articles of Incorporation whereby the Company's shareholders increased the number of shares of common stock authorized for issuance from 1,000,000 common shares, par value $0.001 per share, to 20,000,000 common shares, par value $0.001 per share. Additionally, 1,000,000 shares of preferred stock, no par value per share, were also authorized. Further, as a result of the rescission of the Suarro transaction, management of the Company changed.

Competition

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

Government Regulation

Our mortgage origination and banking business is subject to state and federal regulation and E-Net Mortgage Corporation is licensed with the California Department of Real Estate. Additionally, our telecommunications business is subject to varying state and federal regulations through state public utility commissions and certain federal agencies. Our focus on utilizing the Internet to deliver certain services to our customers also subjects us to possible regulation. Although there are currently few laws and regulations directly applicable to the Internet and e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet or e-commerce covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for Internet services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which could, in turn, decrease the demand for certain of our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

Employees

     As of January 31, 2000 we employed four executive personnel (our President, Vice President and Secretary/Treasurer and the President of VPN) and two non-executive personnel. We believe that our relations with our employees are good.

Facilities

     We presently operate our primary executive offices from 2102 Business Center Drive, Suite 115E, Irvine, California. The lease is on a month-to-month basis commencing February 19, 1999 for a monthly rental of $1,195. We also executed a lease for a term of 38 months commencing August 15, 1999 for 2,071 square feet located at 3200 Bristol Street, Suite 700, Costa Mesa, California, where the monthly rental is $4,660. This latter office will become our primary executive office as of February 21, 2000. We also have an office in Las Vegas, Nevada on a month-to-month basis wherein the rental is $850 per month. Our E-Net Mortgage division also maintains a separate branch office in San Jose and operates its executive offices and other branch offices, respectively, in our Irvine, Costa Mesa and Las Vegas offices. The San Jose office lease is month-to-month for a rental of $850 per month. Our VPN division maintains its executive offices at the our offices in Las Vegas. We maintain certain business property at each of these locations consisting of office furniture, computers, software, copiers, telecommunications equipment, and internet and networking systems.


RISK FACTORS


In this section we highlight some of the risks associated with E-Net's business and operations. Prospective investos should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

You May be Unable to Effectively Evaluate Our Company for Investment Purposes Because Our Businesses Have Existed for Only a Short Period of Time

We began our current operations in March 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets. Our financial statements accompanying this report have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We had no revenues from operations prior to the acquisition of our E-Net Mortgage and VPN subsidiaries in March 1999. In addition, we had no significant assets or financial resources prior to these acquisitions. The success of the our proposed plan of operation will depend to a great extent on the operations, financial condition and management of these recently acquired subsidiaries. Our ability to integrate these subsidiaries' activities into our consolidated operations is uncertain. The success of our operations may be dependent upon numerous factors beyond our control. No person should invest in this offering unless they can afford to lose their entire investment.

Your Investment May Not Increase In Value Unless We Are Able to Become
Profitable

Your investment may not increase in value unless we are able to become profitable. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

Competition

     Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share. Competition is vigorous in all sectors of the markets in which we compete. There can be no assurance that the we can effectively compete with any or all of its competitors in any of our business lines.

Our Business Depends on a Few Key Individuals and May be Negatively Affected if We Are Unable to Keep Our Key Personnel

Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Michael Roth, our chief executive officer and Theodore Bohrer and E. G. Marchi, our other senior managers, respectively. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

Our Business Plan Requires Additional Personnel and May Be Negatively Affected If We Are Unable to Hire and Retain New Skilled Personnel

Qualified personnel are in great demand throughout our industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

If We Are Unable to Raise Sufficient Capital in the Future, We May Not Be Able to Stay in Business

     Currently, our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business maybe seriously harmed or even terminated. Any financing, would in all likelihood, result in our issuing a substantial amount of new Common Shares to third parties. The issuance of previously authorized and unissued Common Shares would result in reduction in percentage of shares owned by present and prospective shareholders and may result in a change in control or management of E-Net.

Our Officers and Directors May Have Conflicts of Interest

     Officers and directors of the Company may in the future participate in business ventures which could be deemed to compete directly with the Company. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event the Company's officers or directors are involved in the management of any firm with which the Company transacts business.

Our Business Operations Are Subject to Rapid Technological Change and Dependence on New Products and Services

     The Company's activities in the mortgage loan and telecommunications businesses will continue to be subject to frequent and rapid changes in technology and customer preferences. Customers may delay purchases in anticipation of technological changes. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, or to develop and introduce new products or services in a timely fashion, could materially adversely affect the Company's business and operating results.

We May Incur A Loss of Revenues and Costs If We Cannot Maintain The Security of Internet Related Services

Certain of our mortgage banking and brokerage services rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of crytography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

You May Not Be Able to Sell Your Stock, Or May Be Forced to Sell At Reduced Prices, Because the Market for Our Common Stock is Very Volatile

Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol ENNT. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.

Risks Related to This Offering and Ownership of Our Stock

Our Board of Directors can issued preferred stock and has done so, without shareholder consent. Such preferred stock issuances will dilute or otherwise significantly affect the rights of existing shareholders. Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholder or unless the issuance is approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

We Could Lose Revenue and Incur Significant Costs if Our Computer Systems or the Computer Systems of Third Parties Are Not Year 2000 Complaint

     As of February 18, 2000 we have not incurred any Year 2000 computer service disruptions. Our E-Net Mortgage computers consist of a mixture of personal computers and Macintoshes that are Y2K ready. Mission critical software (Loan processing program called Point by Calyx Software Company) is also Y2K ready compliant. Point is also compliant with the Fannie Mae and Freddie Mac interfaces, certified Y2K compliant by both organizations.

     Any business disruptions to E-Net Mortgage would be the result of Y2K conflicts from our lenders, credit reporting agency, or title companies. We rely substantially on each of these service providers for business continuity. There can be no assurance that such third party software will be free of errors and defects or be Year 2000 compliant. Any business interruptions of third party service suppliers could result in loss of revenues, and could adversely affect our market penetration and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations. Our operations in our VPN subsidiary are not believed to have any material Year 2000 concerns as the telecommunications equipment utilized by this subsidiary have been deemed Y2K compliant by the manufacturers.

Although January 1, 2000 has passed and there have been no disruptions there can be no assurance that we have successfully identified all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered. Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

Forward Looking Statements

Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements maybe identified by the use of the words such as expect, anticipate, believe, intend, plan and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

USE OF PROCEEDS

     E-Net will not receive any of the proceeds form the sale of shares of common stock by the Selling Shareholders.

SELLING SHAREHOLDERS

     The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with E-Net for employment and consulting services they provided to E-Net. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

     The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of February 14, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                            Number of Shares   Number of      Percentage of Shares
                        Number of Shares    Registered by      Shares Owned   Owned by Shareholder
Selling Shareholders    Owned Before Sale   Prospectus(2)      After Sale     After Sale(3)
--------------------    -----------------   -------------      ----------     -------------

H-Group LLC (1)             4,120,800          120,800          4,000,000         37.5%

Michael Roth (1)            4,120,800          120,800          4,000,000         37.5%

E. G. Marchi                  949,000          122,000            827,000          7.8%

Theodore Bohrer                92,665           92,665                  0 *

Richard Jarnat                 68,003           68,003                  0 *

Karen Conway                   60,731           60,731                  0 *

Loretta Davenport               1,000            1,000                  0 *

Larry Roberts                  60,000           60,000             27,500           *

Jean Oliver                    52,209           52,209                  0 *

John L. C. Thomson              5,000            5,000                  0 *

Vithya Loeun                    5,000            5,000                  0 *

Paul Stevens                  255,000            5,000            250,000          2.3%

David M. Griffith               5,000            5,000                  0 *


(1)  Michael Roth is the beneficial owner of 100% of the stock of H-Group LLC.

(2)  Subject to adjustment for stock splits.

(3)  Based upon 10,664,437 shares outstanding as of February 14, 2000.

*    Represents less than 1.0% of the outstanding shares of common stock.

                                       16

PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus on one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. Such sales shall be compliance with all of the requirements of Rule 144. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares owned by them may be deemed to be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sale of any shares by the Selling Shareholders.


LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Law Office of David M. Griffith, a Professional Corporation, counsel to the Company. Mr. Griffith is the beneficial owner of 5,000 shares of the Company's Common Stock.

EXPERTS

     The consolidated financial statements of the Company as of April 30, 1999, have been incorporated by reference in this Registration Statement in reliance on the report of Cacciamatta Accountancy Corporation, independent accountants, given on the authority of that firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT



ITEM 8. EXHIBITS.

4    Amendment No. 1 to 2000 Employee Stock Compensation Program.

5 Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1 Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2 Consent of Cacciamatta Accountancy Corporation (1).

--------------------------

(1) Previously filed and incorporated by reference to the Registrant's Form S-8, as filed on or about January 26, 2000 with the Commission.

SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California on February 21, 2000.

                                          E-NET FINANCIAL CORPORATION

                                          By: /s/ MICHAEL ROTH
                                          --------------------
                                          MICHAEL ROTH
                                          President and Chief
                                          Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

    Signature                     Title                              Date
    ---------                     -----                              ----

/s/ MICHAEL ROTH        Chairman of the Board,                 February 21, 2000
----------------        President and Chief Executive Officer
MICHAEL ROTH            (Principal Executive Officer)


/s/ JEAN OLIVER         Treasurer, Secretary and Director      February 21, 2000
---------------         (Principal Financial and
JEAN OLIVER             Accounting Officer)


/s/ THEODORE BOHRER     Vice President and Director            February 21, 2000
-------------------
THEODORE BOHRER

                                 EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
------            -----------


4         Amendment No. 1 to 2000 Employee Stock Compensation Program.

5 Opinion of the Law Office of David M. Griffith, a Professional Corporation, as to the validity of the securities registered hereunder.

23.1 Consent of the Law Office of David M. Griffith, a Professional Corporation (set forth in the opinion filed as Exhibit 5 to this Registration Statement).

23.2      Consent of Cacciamatta Accountancy Corporation (previously filed).